Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

SLF

April 2, 2007

United States Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549
USA

Dear Ladies and Gentlemen:

Re: Melo Biotechnology Holdings Inc.
SEC File No.03-30801

We are the former independent auditors for Melo Biotechnology Holdings Inc. (the "Company"). We have read the Company's current report on Form 8-K dated March 21, 2007, which was filed with the Securities and Exchange Commission on March 21, 2007.

We have no basis to agree or disagree with the statements contained in the 1st and 2nd paragraphs on item 4.01. We are in agreement with the other statements of the Company contained in Item 4.01.

Yours very truly,

SCHWARTZ LEVITSKY FELDMAN LLP

Per: Armando S. Valeri, C.A., CPA (Illinois)

AV/ch

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